Exhibit 99.1

Beneficient Enters into $9.6 Million GP Primary Capital Transaction

DALLAS, April 7, 2025 (GLOBE NEWSWIRE) — Beneficient (NASDAQ: BENF) (“Ben” or the “Company”), a technology-enabled platform providing exit opportunities and primary capital solutions and related trust and custody services to holders of alternative assets through its proprietary online platform AltAccess, today announced it has closed on the financing of a $9.6 million primary capital commitment for Pulse Pioneer Fund, LP (“Fund”), a fund managed by Pulse Pioneer GP, LLC, an asset manager that manages venture capital funds that invest in scalable climate companies within its target interdependent investment verticals. The transaction represents Ben’s first GP Primary transaction of the fiscal year. In exchange for an interest in the Fund, the Fund received approximately $9.6 million in stated value of shares of the Company’s Resettable Convertible Preferred Stock (the “Preferred Stock”), which is convertible at the election of the holder into shares of the Company’s Class A common stock, subject to the terms and conditions of the transaction documents. As a result of the transaction, the collateral for Company’s ExAlt loan portfolio is expected to increase by approximately $9.6 million of interests in alternative assets.

“Successfully completing another GP primary capital transaction reinforces our ability to execute on our core liquidity and primary capital strategy by delivering innovative financing solutions for alternative asset holders and managers,” said Beneficient management. “We believe this financing reflects our ability to drive shareholder value while supporting impactful, vertically integrated investment strategies that enhance the value of the collateral backing our ExAlt loan portfolio. We’re excited to build on this momentum as we enter the new fiscal year and continue to pursue additional opportunities that align with our strategic vision and growth objectives.”

Upon closing of the previously announced Public Stockholder Enhancement Transactions (the “Transactions”), the Company believes this transaction will result in the addition of approximately $1.28 million (and an aggregate of approximately $10.46 million) of tangible book value attributable to the Company’s stockholders.

Beneficient’s GP Primary Commitment Program is focused on providing primary capital solutions and financing anchor commitments to general partners during their fundraising efforts while immediately deploying capital into our equity. Through the program, Beneficient seeks to help satisfy the up to $330 billion of potential demand for primary commitments to meet fundraising needs.

Reconciliation of Non-GAAP Financial Measures

The following tables reconciles these non-GAAP financial measures to the most comparable GAAP financial measures as of December 31, 2024, on an actual basis and pro forma assuming the Transactions occurred on December 31, 2024.

(dollars in thousands)	Actual	Pro forma – Transactions (1)	Pro forma -Transactions and GP Primary (3)
Tangible Book Value
Total equity (deficit)	14,260	14,260	23,680
Less: Goodwill and intangible assets	(13,014)	(13,014)	(13,014)
Plus: Total temporary equity	90,526	90,526	90,526
Tangible book value	91, 772	91,772	101,372

	Actual	Pro forma – Transactions (1)		Pro forma -Transactions and GP Primary (3)
Tangible book value attributable to Ben public company stockholders
Tangible book value	91,772	91,772		101,371
Less: Tangible book value attributable to Beneficient Holdings noncontrolling interest holders	(91,772)	(82,595)		(90,915)
Tangible book value attributable to Ben’s public company stockholders	-	9,177	(2)	10,457	(4)

Market Capitalization of Ben’s Class A and Class B common stock as of April 4, 2025 (5)	$2,728

(1)	Assumes the Transactions closed on December 31, 2024 including that the Beneficient Holdings limited partnership agreement was amended to provide that Ben, as the indirect holder of the Class A Units and certain Designated Class S Ordinary Units of Beneficient Holdings, would receive in the event of a liquidation of Beneficient Holdings 10% of the first $100 million of distributions of Beneficient Holdings following the satisfaction of the debts and liabilities of Beneficient Holdings on a consolidated basis.
(2)	Pro forma for the Transactions, represents 10% of the first $100 million of distributions of Beneficient Holdings in the event of the liquidation of Beneficient Holdings following the satisfaction of the debts and liabilities Beneficient Holdings on a consolidated basis.

(3)	Assumes the Transactions closed on December 31, 2024 including that the Beneficient Holdings limited partnership agreement was amended to provide that Ben, as the indirect holder of the Class A Units and certain Designated Class S Ordinary Units of Beneficient Holdings, would receive in the event of a liquidation of Beneficient Holdings (i) 10% of the first $100 million of distributions of Beneficient Holdings following the satisfaction of the debts and liabilities of Beneficient Holdings on a consolidated basis and (ii) 33.3333% of the net asset value of the added alternative assets of up to $5 billion in connection with ExAlt Plan liquidity and primary capital transactions entered after December 22, 2024.
(4)	Pro forma for the Transactions, represents (i) 10% of the first $100 million of distributions of Beneficient Holdings in the event of the liquidation of Beneficient Holdings following the satisfaction of the debts and liabilities Beneficient Holdings on a consolidated basis and (ii) 33.3333% of the net asset value of the added alternative assets of up to $5 billion in connection with ExAlt Plan liquidity and primary capital transactions entered after December 22, 2024.
(5)	Based upon the closing price of the Class A common stock as reported by Nasdaq as of market close on April 4, 2025.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors - mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and valued-added services for their funds- with solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote® tool provides customers with a range of potential exit options within minutes, while customers can log on to the AltAccess® portal to explore opportunities and receive proposals in a secure online environment.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of a vote of stockholders to approve an amendment to approve the issuance of the Company’s Class A common stock upon conversion of the Series B-6 Preferred Stock pursuant to the transaction. In connection with the requisite stockholder approval, Ben will file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of Ben, seeking such approvals related to the transaction.

INVESTORS AND SECURITY HOLDERS OF BEN AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BEN AND THE TRANSACTION. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about Ben, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Ben can also be obtained, without charge, by directing a request to Investor Relations, Beneficient, 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201, or email investors@beneficient.com.

Participants in the Solicitation of Proxies in Connection with Transaction

Ben and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding Ben’s directors and executive officers is available in its annual report on Form 10-K for the fiscal year ended March 31, 2024, which was filed with the SEC on July 9, 2024 and certain current reports on Form 8-K filed by Ben. Other information regarding the participants in the solicitation of proxies with respect to the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this communication is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Transactions, including receipt of required approvals and satisfaction of other customary closing conditions and excepted timing of closing of the Transactions, and expectations of future plans, strategies, and benefits of the Transactions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: the ultimate outcome of the transaction, including obtaining the requisite vote of securityholders; the Company’s ability to meet expectations regarding the timing and completion of the transaction; and the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.